Exhibit 99.2

PRESS RELEASE

CSL010023	12/2/10

Carlisle Companies Incorporated Announces Completion of Acquisition of Hawk Corporation

CHARLOTTE, NORTH CAROLINA, Dec. 2, 2010 — Carlisle Companies Incorporated (NYSE: CSL), today announced that it has successfully completed the acquisition of Hawk Corporation (NYSE Amex: HWK) by means of a short-form merger effected under Delaware law.

On December 1, 2010, Carlisle announced the successful completion of the tender offer by its wholly owned subsidiary, HC Corporation, for all of the outstanding shares of Hawk Class A common stock (the “Shares”).  Following this announcement, on December 1, 2010, Carlisle and HC Corporation effected the “short-form” merger of HC Corporation with and into Hawk, with Hawk continuing as the surviving corporation and wholly owned by Carlisle, in accordance with the Agreement and Plan of Merger, dated October 14, 2010, among Carlisle, HC Corporation and Hawk.  As a result of the purchase of Shares in the tender offer, Carlisle and HC Corporation had sufficient voting power to approve the merger without the affirmative vote of any other stockholder of Hawk.  In the merger, each Share not previously purchased in the tender offer was converted, subject to appraisal rights, into the right to receive $50.00, net to the seller in cash, without interest, less any applicable withholding taxes.

As a result of the completion of the merger, December 1, 2010, was the last day Hawk Class A common stock traded on the NYSE Amex.

About Carlisle Companies Incorporated

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, foodservice, aerospace, and test and measurement industries.

CONTACT:                               Steven J. Ford

Vice President & Chief Financial Officer

Carlisle Companies Incorporated

(704) 501-1100

http://www.carlisle.com